EXHIBIT 4.2

EXECUTION VERSION

AMENDED AND RESTATED
TRUST AGREEMENT

between

FORD CREDIT AUTO LEASE TWO LLC,
acting with respect to its Series of limited liability company interests designated as the “2013-A Series,” as Depositor

and

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Owner Trustee

for

FORD CREDIT AUTO LEASE TRUST 2013-A

Dated as of March 1, 2013

i

ii

AMENDED AND RESTATED TRUST AGREEMENT, dated as of March 1, 2013 (this “Agreement”), between FORD CREDIT AUTO LEASE TWO LLC, a Delaware limited liability company, as Depositor, and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as trustee under this Agreement, to establish Ford Credit Auto Lease Trust 2013-A.

BACKGROUND

The parties to this Agreement wish to amend and restate in its entirety the original Trust Agreement, dated as of February 28, 2013, between the Depositor and the Owner Trustee.

ARTICLE I
USAGE AND DEFINITIONS

Section 1.1.                                 Usage and Definitions.  Capitalized terms used but not otherwise defined in this Agreement are defined in Appendix 1 to the Exchange Note Supplement to the Credit and Security Agreement (as defined below), dated as of March 1, 2013 (the “Exchange Note Supplement”), among CAB East LLC (“CAB East”), as a Borrower, CAB West LLC (“CAB West”), as a Borrower, and FCALM, LLC (“FCALM” and, together with CAB East and CAB West, the “Titling Companies”), as a Borrower, U.S. Bank National Association (“U.S. Bank”), as Administrative Agent, HTD Leasing LLC (“HTD”), as Collateral Agent, and Ford Motor Credit Company LLC (“Ford Credit”), as Lender and Servicer.  Capitalized terms used but not otherwise defined in this Agreement or in Appendix 1 to the Exchange Note Supplement are defined in Appendix A to the Amended and Restated Credit and Security Agreement, dated as of December 1, 2006 (the “Credit and Security Agreement”), among the Titling Companies, as Borrowers, U.S. Bank, as Administrative Agent, HTD, as Collateral Agent, and Ford Credit, as Lender and Servicer.  Appendix 1 and Appendix A also contain rules as to usage applicable to this Agreement and are incorporated by reference into this Agreement.

ARTICLE II
ORGANIZATION OF THE TRUST

Section 2.1.                                 Name.  The trust was created and is known as “Ford Credit Auto Lease Trust 2013-A”, in which name the Owner Trustee may conduct the activities of the Issuer, make and execute contracts and other instruments on behalf of the Issuer and sue and be sued on behalf of the Issuer.

Section 2.2.                                 Office.  The office of the Issuer is in care of the Owner Trustee at its Corporate Trust Office.

Section 2.3.                                 Purposes and Powers.

(a)                                 The purpose of the Issuer is, and the Issuer will have the power and authority, to engage in the following activities:

(i)                                     to acquire the 2013-A Exchange Note pursuant to the Second-Tier Sale Agreement from the Depositor in exchange for the Notes and the Residual Interest;

(ii)                                  to Grant the Collateral to the Indenture Trustee pursuant to the Indenture;

(iii)                               to enter into and perform its obligations under the 2013-A Basic Documents;

(iv)                              [reserved];

(v)                                 to issue the Notes pursuant to the Indenture and to sell the Notes upon the order of the Depositor;

(vi)                              to pay interest on and principal of the Notes;

(vii)                           to issue additional securities pursuant to one or more supplemental indentures or amendments to this Agreement and to transfer all or a portion of such securities to the Depositor or other holder of a Residual Interest, subject to compliance with the 2013-A Basic Documents, in exchange for all or a portion of the Residual Interest;

(viii)                        to engage in those activities, including entering into agreements, that are necessary, appropriate or convenient to accomplish the foregoing or are incidental to the foregoing; and

(ix)                              subject to compliance with the 2013-A Basic Documents, to engage in such other activities as may be required in connection with conservation of the Trust Property and the making of payments to the Noteholders and distributions to the holder of the Residual Interest.

(b)                                 The Issuer will not engage in any activity other than as required or authorized by this Agreement or the other 2013-A Basic Documents.

Section 2.4.                                 Appointment of the Owner Trustee.  The Depositor appoints the Owner Trustee as trustee of the Issuer effective as of the Cutoff Date, to have all the rights, powers and duties set forth in this Agreement.

Section 2.5.                                 Contribution and Conveyance of Trust Property.  As of the date of the formation of the Issuer, the Depositor contributed to the Owner Trustee the amount of $1.  The Owner Trustee acknowledges receipt in trust from the Depositor, as of such date, of such contribution, which constitutes the initial Trust Property.  On the 2013-A Closing Date, the Depositor will sell to the Issuer the Trust Property in exchange for the Notes.

Section 2.6.                                 Declaration of Trust.  The Owner Trustee will hold the Trust Property in trust upon and subject to the conditions set forth in this Agreement for the use and benefit of the holder of the Residual Interest, subject to the obligations of the Issuer under the 2013-A Basic Documents.  It is the intention of the parties that the Issuer constitute a statutory trust under the Delaware Statutory Trust Act and that this Agreement constitute the governing instrument of such statutory trust.  Effective as of the Cutoff Date, the Owner Trustee will have the rights, powers and duties set forth in this Agreement and in the Delaware Statutory Trust Act with respect to accomplishing the purposes of the Issuer.  A Certificate of Trust substantially in the form of Exhibit A and any necessary certificate of amendment has been filed with the Secretary of State of the State of Delaware.

Section 2.7.                                 Liability of the Depositor; Conduct of Activities; Liability to Third Parties.

(a)                                 The Depositor, as initial holder of the entire Residual Interest, will be entitled to the same limitation of personal liability extended to stockholders or a private corporation for profit organized under the Delaware General Corporation Law.

(b)                                 The activities and affairs of the Issuer will be operated in such a manner as to preserve (i) the limited liability of the Depositor, (ii) the separateness of the Issuer from the activities of the Depositor and Ford Credit and (iii) until one year and one day (or, if longer, any applicable preference period) after all Notes and any additional securities issued pursuant to Section 3.1(b) are paid in full, the bankruptcy remote status of the Issuer.

(c)                                  Except as otherwise provided in this Agreement, none of the Depositor, the Indenture Administrator or any of their Affiliates or any director, manager, officer or employee of any such Person, will be liable for the debts, obligations or liabilities of the Issuer.

Section 2.8.                                 Title to Trust Property.  Legal title to the Trust Property will be vested in the Issuer as a separate legal entity, except where applicable law in any jurisdiction requires title to any part of the Trust Property to be vested in a trustee or trustees, in which case title will be deemed to be vested in the Owner Trustee, a co-trustee and/or a separate trustee, as the case may be.

Section 2.9.                                 Situs of Issuer.  The Issuer will be administered in the States of Delaware and Illinois.  All bank accounts maintained by the Owner Trustee on behalf of the Issuer will be located in the State of Delaware.  The Issuer will not have any employees in any state other than the State of Delaware, except that U.S. Bank Trust National Association, in its capacity as Owner Trustee or any other capacity, may have employees within or outside the State of Delaware.  Payments will be received by the Issuer only in Delaware, and payments will be made by the Issuer only from Delaware.  The principal office of the Issuer will be in care of the Owner Trustee in the State of Delaware.

Section 2.10.                          Representations and Warranties of the Depositor.  The Depositor represents and warrants to the Owner Trustee as of the 2013-A Closing Date:

(a)                                 Organization and Qualification.  The Depositor is duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.  The Depositor is qualified as a foreign limited liability company in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its properties or the conduct of its activities requires such qualification, license or approval, unless the failure to obtain such qualifications, licenses or approvals would not have a material adverse effect on the Depositor’s ability to perform its obligations under this Agreement or the other 2013-A Basic Documents to which it is a party.

(b)                                 Power, Authorization and Enforceability.  The Depositor has the power and authority to execute, deliver and perform the terms of this Agreement.  The Depositor has authorized the execution, delivery and performance of the terms of each of the 2013-A Basic Documents to which it is a party.  Each of the 2013-A Basic Documents to which the Depositor is a party is the legal, valid and binding obligation of the Depositor enforceable against the Depositor, except as may be limited by insolvency, bankruptcy, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles.

(c)                                  No Conflicts and No Violation.  The consummation of the transactions contemplated by the 2013-A Basic Documents to which the Depositor is a party and the fulfillment of the terms of the 2013-A Basic Documents to which the Depositor is a party will not: (i) conflict with or result in a material breach of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument under which the Depositor is a debtor or guarantor, (ii) result in the creation or imposition of any Lien upon any of the properties or assets of the Depositor pursuant to the terms of any such indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument (other than the Second-Tier Sale Agreement), (iii) violate the Depositor’s certificate of formation or the Limited Liability Company Agreement or (iv) violate any law or, to the Depositor’s knowledge, any order, rule, or regulation applicable to the Depositor of any Governmental Authority having jurisdiction over the Depositor or its properties, in each case which conflict, breach, default, Lien, or violation would reasonably be expected to have a material adverse effect on the Depositor’s ability to perform its obligations under the 2013-A Basic Documents.

(d)                                 No Proceedings.  To the Depositor’s knowledge, there are no proceedings or investigations pending or overtly threatened in writing, before any Governmental Authority having jurisdiction over the Depositor or its properties: (i) asserting the invalidity of any of the 2013-A Basic Documents or the Notes, (ii) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by any of the 2013-A Basic Documents, (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Depositor’s ability to perform its obligations under, or the validity or enforceability of, any of the 2013-A Basic Documents or the Notes or (iv) that would reasonably be expected to (A) affect the treatment of the Notes as indebtedness for U.S. federal or State income or franchise tax purposes, (B) be deemed to cause a taxable exchange of the Notes for U.S. federal or State income or franchise tax purposes or (C) cause the Issuer to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, in each case, other than such proceedings that, to the Depositor’s knowledge, would not reasonably be expected to have a material adverse effect upon the Depositor, materially and adversely affect the performance by the Depositor of its obligations under, or the validity and enforceability of, the 2013-A Basic Documents or the Notes or materially and adversely affect the tax treatment of the Issuer or the Notes.

Section 2.11.                          Tax Matters.

(a)                                 It is the intention of the parties and Ford Credit that, for purposes of U.S. federal income, State and local income and franchise tax and any other income taxes, so long as the Issuer has no equity owner other than the Depositor (as determined for U.S. federal income tax purposes), the Issuer will be treated as an entity disregarded as separate from the Depositor.  If beneficially owned by a Person other than Ford Credit, each Class of Notes is intended to be treated as indebtedness for U.S. federal income tax purposes.  The Depositor agrees, and the Noteholders by acceptance of their Notes agree in the Indenture, to such treatment and each agrees to take no action inconsistent with such treatment.

(b)                                 If one or more Classes of Notes is recharacterized as an equity interest in the Issuer, and not as indebtedness (any such Class, a “Recharacterized Class”) and any such Recharacterized Class is treated as not owned by Ford Credit or the Depositor (if the Depositor is not an entity disregarded as separate from Ford Credit for U.S. federal income tax purposes) for U.S. federal income, or State or local income or franchise tax purposes, the parties intend that the Issuer be characterized as a partnership among Ford Credit or the Depositor (to the extent either is at that time treated as an equity owner of the Issuer for U.S. federal income tax purposes), any other holder of the Residual Interest and any holders of the Recharacterized Class or Classes.  In that event, for purposes of U.S. federal income, State and local income or franchise tax each month:

(i)                                     amounts paid as interest to holders of any Recharacterized Class will be treated as a guaranteed payment within the meaning of Section 707(c) of the Code;

(ii)                                  to the extent the characterization provided for in Section 2.11(a) is not respected, gross ordinary income of the Issuer for such month as determined for U.S. federal income tax purposes will be allocated to the holders of each Recharacterized Class as of the Record Date occurring within such month, in an amount equal to the sum of (A) the interest accrued to such Recharacterized Class for such month, (B) the portion of the market discount on the 2013-A Exchange Note accrued during such month that is allocable to the excess, if any, of the aggregate initial Note Balance of such Recharacterized Class over the initial aggregate issue price of the Notes of such Recharacterized Class and (C) any amount expected to be distributed to the holders of such Class of Notes pursuant to Section 8.2 of the Indenture (to the extent not previously allocated pursuant to this Section 2.11(b)(ii)) to the extent necessary to reverse any net loss previously allocated to holders of the Notes of such Recharacterized Class (to the extent not previously reversed pursuant to this Section 2.11(b)(ii)(C)); and

(iii)                               thereafter all remaining net income of the Issuer (subject to the modifications set forth below) for such month as determined for U.S. federal income tax purposes (and each item of income, gain, credit, loss or deduction entering into the computation thereof) will be allocated to the holder of the Residual Interest.

If the gross ordinary income of the Issuer for any month is insufficient for the allocations described in Section 2.11(b)(ii) above, subsequent gross ordinary income will first be allocated to each Recharacterized Class in alphabetical order (if applicable) to make up such shortfall before any allocation pursuant to Section 2.11(b)(iii).  Net losses of the Issuer, if any, for any month as determined for U.S. federal income tax purposes (and each item of income, gain, credit, loss or deduction entering into the computation thereof) will be allocated to the holder of the Residual Interest to the extent the holder of the Residual Interest is reasonably expected to bear the economic burden of such net losses, and any remaining net losses will be allocated in reverse alphabetical order (if applicable) to each Recharacterized Class, in each case, until the Note Balance of such Recharacterized Class is reduced to zero as of the Record Date occurring within such month, and among each Recharacterized Class, in proportion to their ownership of the aggregate Note Balance of such Recharacterized Class on such Record Date. The tax matters partner designated pursuant to Section 2.11(f) is authorized to modify the allocations in this Section 2.11(b) if necessary or appropriate, in its sole discretion, for the allocations to fairly reflect the economic income, gain or loss to the holder of the Residual Interest or the holders of a Recharacterized Class or as otherwise required by the Code.

(c)                                  The parties agree that, unless otherwise required by the appropriate tax authorities, the Depositor, on behalf of the Issuer, will file or cause to be filed annual or other necessary returns, reports and other forms consistent with the characterizations described in Section 2.11(a).

(d)                                 The Owner Trustee will not elect or cause the Issuer to elect, and the other parties to this Agreement will not elect or permit an election to be made, to treat the Issuer as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation §301.7701-3.

(e)                                  If at any time the Issuer is not treated as an entity disregarded as separate from the Depositor for U.S. federal income tax purposes, the Owner Trustee will, based on information provided by or on behalf of the Depositor, (i) maintain the books of the Issuer on the basis of a  year and the accrual method of accounting, (ii) deliver to the holder of the Residual Interest such information as may be required under the Code to enable such holder to prepare its U.S. federal and State income tax returns, (iii) file any tax returns relating to the Issuer and make such elections as may be required or appropriate under any applicable U.S. federal or State statute and (iv) collect any withholding tax as described in and in accordance with Section 4.1(c).

(f)                                   If at any time the Issuer is not treated as an entity disregarded as separate from the Depositor for U.S. federal income tax purposes, the Depositor so long as it is treated as holding any equity interest in the Issuer for U.S. federal income tax purposes, and otherwise, the owner of such equity interests designated by a majority of such owners, will (i) prepare and sign, on behalf of the Issuer, the tax returns of the Issuer and (ii) be designated the “tax matters partner” of the Issuer pursuant to Section 6231(a)(7)(A) of the Code.

ARTICLE III
RESIDUAL INTEREST AND TRANSFER OF INTERESTS

Section 3.1.                                 The Residual Interest.

(a)                                 Upon the formation of the Issuer by the contribution and conveyance by the Depositor pursuant to Section 2.5, the Depositor will be the sole holder of the Residual Interest.  The holder of the Residual Interest will be entitled, pro rata, to any amounts not needed on any Payment Date to make payments on the Notes and on all other obligations to be paid under the Indenture and this Agreement, and to receive amounts remaining in the Reserve Account following the payment in full of the Notes and of all other amounts owing or to be distributed under this Agreement, the Indenture, the Servicing Agreement or the Servicing Supplement to the Secured Parties upon the termination of the Issuer.

(b)                                 The Depositor may exchange its Residual Interest for additional securities issued by the Issuer pursuant to one or more supplemental indentures to the Indenture or amendments to this Agreement.  Such additional securities may consist of one or more classes of notes, certificates or other securities, as directed by the Depositor, each having the characteristics, rights and obligations as may be directed by the Depositor (which may include subordination to one or more other classes of such additional securities); provided:

(i)                                     the Depositor delivers, or causes the Indenture Administrator to deliver, to the Indenture Trustee and the Owner Trustee an Officer’s Certificate to the effect that the issuance of such additional securities will not have a material adverse effect on the Notes; and

(ii)                                  the Depositor delivers an Opinion of Counsel to the Indenture Trustee and the Owner Trustee to the effect that the issuance of such additional securities will not (A) cause any Note to be deemed sold or exchanged for purposes of Section 1001 of the Code, (B) cause the Issuer to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or (C) adversely affect the treatment of the Notes as debt for U.S. federal income tax purposes.

Without limiting the foregoing, one or more classes of such additional securities may, if so directed by the Depositor, be secured by all or a portion of the Trust Property, so long as such security interest, is subordinated in priority to the security interest granted to the Secured Parties pursuant to the Indenture.  Subject to this Section 3.1(b) and the other terms of the 2013-A Basic Documents, the Owner Trustee, on behalf of the Issuer, will take (at the expense of the Depositor) all actions requested by the Depositor to facilitate the issuance and sale of any such additional securities or the Grant and perfection of any security interest granted pursuant to this Section 3.1(b), including the authorization of the filing of any financing statements in jurisdictions deemed necessary or advisable by the Depositor to perfect such security interest.

Section 3.2.                                 Registration of Residual Interests; Transfer of the Residual Interest.  The Issuer appoints the Owner Trustee to be the “Trust Registrar” and to keep a register (the “Trust Register”) for the purpose of registering Residual Interests and transfers of Residual Interests as provided in this Agreement.  Upon any resignation of the Trust Registrar, the Issuer will promptly appoint a successor or, if it elects not to make such an appointment, assume the duties of Trust Registrar.  The holder of the Residual Interest will be permitted to sell, transfer, assign or convey its rights in the Residual Interest to any Person if the following conditions are satisfied:

(a)                                 such holder of the Residual Interest delivers an Opinion of Counsel to the Issuer and the Indenture Trustee to the effect that such action will not cause the Issuer or any of the Titling Companies to be or become characterized for U.S. federal or state income tax purposes as an association or publicly traded partnership taxable as a corporation (except, in the case of any Titling Company, to the extent of any part of such Titling Company that is intended to be characterized as an association for U.S. federal income tax purposes);

(b)                                 such holder of the Residual Interest delivers to the Indenture Trustee and the Owner Trustee (i) an Opinion of Counsel to the effect that, after giving effect to such action, there will be no withholding imposed under Sections 1441 or 1442 of the Code in respect of payments on any such transferred security or that the withholding tax imposed will be no greater than the withholding tax imposed prior to such transfer or (ii) an Officer’s Certificate that states withholding is applicable to payments on any such transferred security, the rate of withholding tax required on such payments, and that such amounts will be withheld and paid to the Internal Revenue Service in satisfaction of the requirements of Sections 1441 and 1442 of the Code;

(c)                                  the Depositor has notified the transferee or assignee of the Residual Interest of the tax positions previously taken by it, as holder of the Residual Interest, for U.S. federal and State income tax purposes and the transferee or assignee has agreed to take positions for U.S. federal and State income tax purposes consistent with the tax positions previously taken by the Depositor, as holder of the Residual Interest;

(d)                                 such transferee or assignee of the Residual Interest either (A) is not (or, if it is disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(a), its owner is not), for federal income tax purposes, a partnership, grantor trust, or S Corporation (as defined in the Code)(any such entity, a “Pass-Through Entity”) or (B) is a Pass-Through Entity, but (x) after giving effect to such transaction less than 50 percent of the value of each beneficial ownership interest in such Pass-Through Entity is attributable to such entity’s interest in the Trust or (y) adequate provisions are in place that restrict any transfer of beneficial interests in such Pass-Through Entity or the actions of such Pass-Through Entity in such a manner to prevent any increase in the number of beneficial owners of the Pass-Through Entity for purposes of Section 1.7704-1(h) of the Treasury Regulations without the consent of the Trust (as confirmed by an Opinion of Counsel);

(e)                                  the holder or assignee of the Residual Interest delivers to the Indenture Trustee and the Owner Trustee a certification that it is not, and is not acting on behalf of or investing the assets of (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a “plan” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, (iii) an entity whose underlying assets include “plan assets” by reason of a plan’s investment in the entity (within the meaning of Department of Labor Regulation 29 C.F.R. Section 2510.3-101 or otherwise under ERISA) or (iv) an employee benefit plan or retirement arrangement that is subject to any Similar Law;

(f)                                   such holder or assignee of the Residual Interest represents in writing to the Owner Trustee that it has neither acquired nor will it transfer any Residual Interest it purchases or cause any such Residual Interest to be marketed on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code, including an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations; and

(g)                                  if the assignee of the Residual Interest is Ford Credit or an Affiliate of Ford Credit that is not a special-purpose, bankruptcy remote entity, the holder of the Residual Interest provides evidence of satisfaction of the Rating Agency Condition.

Section 3.3.                                 Capital Accounts.  This Section 3.3 will apply only if the Issuer is not treated as an entity disregarded for U.S. federal income tax purposes.  The Owner Trustee will establish and maintain, in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, a separate bookkeeping account for the Depositor and each other person treated as an equity owner for U.S. federal income tax purposes.  Notwithstanding any other provision of this Agreement to the contrary, this Section 3.3 will be construed so as to comply with the provisions of the Treasury Regulations promulgated pursuant to Section 704 of the Code.  The Depositor is authorized to modify these provisions to the extent necessary to comply with such regulations.

Section 3.4.                                 Maintenance of Office or Agency.  The Owner Trustee will maintain an office or offices or agency or agencies where notices and demands to or upon the Owner Trustee in respect of the 2013-A Basic Documents may be served.  The Owner Trustee designates its Corporate Trust Office for such purposes and will promptly notify the Depositor and the Indenture Trustee of any change in the location of its Corporate Trust Office.

Section 3.5.                                 Distributions to the Holder of the Residual Interest.  If the Trust Distribution Account has been established, the Owner Trustee will have the revocable power to withdraw funds from the Trust Distribution Account for the purpose of making distributions to the holder of the Residual Interest under this Agreement.  The Owner Trustee will make the distributions pursuant to Sections 3.1, 4.1, 4.2 and 8.1.  The Owner Trustee will hold all sums held by it for distribution to the holder of the Residual Interest in trust for the benefit of the holder of the Residual Interest until such sums are distributed to the holder of the Residual Interest.

ARTICLE IV
APPLICATION OF TRUST FUNDS; CERTAIN DUTIES

Section 4.1.                                 Application of Trust Funds.  Upon request of the Depositor, the Owner Trustee will establish and maintain the Trust Distribution Account as provided in Section 4.5 of the Servicing Supplement.  If the Trust Distribution Account has been established:

(a)                                 On each Payment Date, the Owner Trustee, based on the information contained in the Monthly Investor Report, will withdraw the amounts deposited into the Trust Distribution Account pursuant to Sections 8.2(b)(xi), 8.2(c)(vii) and 8.2(d)(xii) of the Indenture on or before such Payment Date and distribute such amounts to the holder of the Residual Interest.

(b)                                 Following the satisfaction and discharge of the Indenture and the payment in full of the principal and interest on the Notes, the Owner Trustee will distribute any remaining funds in the Trust Distribution Account to the holder of the Residual Interest.

(c)                                  If any withholding tax is imposed on the Issuer’s payment (or allocations of income) to the holder of the Residual Interest, such tax will reduce the amount otherwise distributable to such holder in accordance with this Section 4.1(c).  The Owner Trustee is authorized and directed to retain from amounts otherwise distributable to the holder of the Residual Interest sufficient funds for the payment of any such withholding tax that is legally owed by the Issuer (but such authorization will not prevent the Owner Trustee from contesting any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings).  The amount of any withholding tax imposed with respect to the holder of the Residual Interest will be treated as cash distributed to such holder at the time it is withheld by the Issuer and paid to the appropriate taxing authority.  If there is a possibility that withholding tax is payable with respect to a distribution, the Owner Trustee may, in its sole discretion, withhold such amounts in accordance with this Section 4.1(c).  If the holder of a Residual Interest wishes to apply for a refund of any such withholding tax, the Owner Trustee will reasonably cooperate with such holder in making such claim so long as such holder agrees to reimburse the Owner Trustee for any out-of-pocket expenses incurred in so cooperating.

Section 4.2.                                 Method of Payment.  Distributions required to be made to the holder of the Residual Interest on any Payment Date will be made by wire transfer, in immediately available funds, to the account specified by such holder to the Owner Trustee.

ARTICLE V
AUTHORITY AND DUTIES OF THE OWNER TRUSTEE

Section 5.1.                                 General Authority.

(a)                                 Upon the Depositor’s execution of this Agreement, the Owner Trustee is authorized and directed, on behalf of the Issuer, to (i) execute and deliver the 2013-A Basic Documents and each certificate or other document attached as an exhibit to or contemplated by the 2013-A Basic Documents to which the Issuer is to be a party and (ii) direct the Indenture Trustee to authenticate and deliver the Notes.

(b)                                 The Owner Trustee is authorized to take all actions required of the Issuer pursuant to the 2013-A Basic Documents and is authorized to take such action on behalf of the Issuer as is permitted by the 2013-A Basic Documents that the Servicer or the Indenture Administrator directs with respect to the 2013-A Basic Documents, except to the extent that this Agreement requires the consent of the Noteholders or the holder of the Residual Interest for such action.

Section 5.2.                                 General Duties.  Subject to Section 5.3, it is the duty of the Owner Trustee to discharge all of its responsibilities pursuant to this Agreement and the 2013-A Basic Documents to which the Issuer is a party and to administer the Issuer in the interest of the holder of the Residual Interest, subject to the Lien of the Indenture and in accordance with the 2013-A Basic Documents.  The Owner Trustee will be deemed to have discharged its duties and responsibilities under the 2013-A Basic Documents to the extent the Indenture Administrator is required in the Administration Agreement to perform any act or to discharge such duty of the Owner Trustee or the Issuer under any 2013-A Basic Document.  The Owner Trustee will not be held liable for the default or failure of the Indenture Administrator to carry out its obligations under the Administration Agreement.  The Owner Trustee will have no obligation to administer, service or collect the 2013-A Exchange Note, the Leases or the Leased Vehicles or to maintain, monitor or otherwise supervise the administration, servicing or collection of the 2013-A Exchange Note, the Leases or the Leased Vehicles.

Section 5.3.                                 Action upon Prior Notice with Respect to Certain Matters.  With respect to the following matters, the Owner Trustee may not take action unless (i) at least 30 days before taking such action, the Owner Trustee has notified the Indenture Trustee (who will notify the Noteholders), the holder of the Residual Interest and the Indenture Administrator (who will notify the Rating Agencies) of the proposed action and (ii) the Indenture Trustee acting upon instruction of the Noteholders of a majority of the Note Balance of the Controlling Class (or if no Notes are Outstanding, the holder of the Residual Interest) has not notified the Owner Trustee before the 30th day after receipt of such notice that such majority of the Note Balance of the Controlling Class (or if no Notes are Outstanding, the holder of the Residual Interest) has withheld consent or provided alternative direction:

(a)                                 the initiation of any material claim or lawsuit by the Issuer and the settlement of any material action, claim or lawsuit brought by or against the Issuer;

(b)                                 the election by the Issuer to file an amendment to the Certificate of Trust (unless such amendment is required to be filed under the Delaware Statutory Trust Act), except to cure any ambiguity or to amend or supplement any provision in a manner or to add any provision that would not materially adversely affect the interests of the holders of the Notes or the Residual Interest;

(c)                                  the appointment pursuant to the Indenture of a successor Indenture Trustee or the consent to the assignment by the Indenture Trustee of its obligations under the Indenture or this Agreement; and

(d)                                 consenting to the Indenture Administrator taking any of the actions described in clauses (a) through (c) above.

Section 5.4.                                 Action upon Direction by the Holder of the Residual Interest with Respect to Certain Matters.

(a)                                 The Owner Trustee on behalf of the Issuer will not execute an amendment to the Credit and Security Agreement, the Exchange Note Supplement, the Servicing Agreement, the Servicing Supplement, the Indenture or the Administration Agreement that would materially adversely affect the holder of the Residual Interest without the consent of such holder.

(b)                                 The Owner Trustee will not (i) remove the Servicer or appoint a successor Servicer under Article VIII of the Servicing Agreement or (ii) remove the Indenture Administrator or appoint a successor Indenture Administrator under Article V of the Administration Agreement unless (A) there is an Exchange Note Servicer Event of Default subsequent to the payment in full of the Notes and (B) the holder of the Residual Interest directs the Owner Trustee to take such action.

Section 5.5.                                 Action with Respect to Bankruptcy.  The Owner Trustee may not commence a voluntary proceeding in bankruptcy relating to the Issuer unless the Notes have been paid in full and the holder of the Residual Interest approves of such commencement in advance and delivers to the Owner Trustee a certificate certifying that it reasonably believes that the Issuer is insolvent.

Section 5.6.                                 Action upon Instruction.

(a)                                 The Owner Trustee will not be required to take any action under any 2013-A Basic Document if the Owner Trustee reasonably determines, or is advised by counsel, that such action is likely to result in liability on the part of the Owner Trustee, is contrary to any 2013-A Basic Document or is contrary to law.

(b)                                 If (i) the Owner Trustee is unsure as to the application of any provision of any 2013-A Basic Document, (ii) any provision of any 2013-A Basic Document is, or appears to be, in conflict with any other applicable provision, (iii) this Agreement permits any determination by the Owner Trustee or is silent or is incomplete as to the course of action that the Owner Trustee is required to take with respect to a particular set of facts or (iv) the Owner Trustee is unable to decide between alternative courses of action permitted or required by any 2013-A Basic Document, the Owner Trustee may, and with respect to clause (iv) will, notify the Indenture Administrator requesting instruction and, to the extent that the Owner Trustee acts or refrains from acting in good faith in accordance with any such instruction received, the Owner Trustee will not be liable to any Person on account of such action or inaction.  If the Owner Trustee does not receive appropriate instruction within ten days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but will be under no duty to, take or refrain from taking such action, not inconsistent with the 2013-A Basic Documents, as it deems to be in the best interests of the holder of the Residual Interest, and will have no liability to any Person for such action or inaction.

Section 5.7.                                 No Duties Except as Specified in this Agreement or in Instructions.  The Owner Trustee has no duty or obligation to manage, make any payment with respect to, register, record, sell, dispose of, or otherwise deal with the Trust Property, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated by this Agreement to which the Owner Trustee or the Issuer is a party, except as provided by this Agreement or in any document or instruction received by the Owner Trustee pursuant to Section 5.6.  No implied duties or obligations will be read into any 2013-A Basic Document against the Owner Trustee.  The Owner Trustee has no responsibility for filing any financing statements or continuation statements or to otherwise perfect or maintain the perfection of any security interest or Lien granted to it under this Agreement or to prepare or file any Securities and Exchange Commission filing for the Issuer or to record any 2013-A Basic Document.  The Owner Trustee nevertheless agrees that it will promptly take, at its own cost and expense, all action as may be necessary to discharge any Lien (other than the Lien of the Indenture) on any part of the Trust Property that results from actions by, or claims against, the Owner Trustee that are not related to the ownership or the administration of the Trust Property.

Section 5.8.                                 No Action Except Under Specified Documents or Instructions.  The Owner Trustee will not manage, control, use, sell, dispose of or otherwise deal with any part of the Trust Property except (a) in accordance with the powers granted to and the authority conferred upon the Owner Trustee pursuant to this Agreement, (b) in accordance with the other 2013-A Basic Documents to which the Issuer or the Owner Trustee is a party and (c) in accordance with any document or instruction delivered to the Owner Trustee pursuant to Section

5.6.  The Depositor will not direct the Owner Trustee to take any action that would violate this Section 5.8.

Section 5.9.                                 Prohibition on Certain Actions.  The Owner Trustee will not take any action (a) that is inconsistent with the purposes of the Issuer set forth in Section 2.3 or (b) that, to the knowledge of the Owner Trustee, would (i) cause any Class of Notes not to be treated as indebtedness for U.S. federal or State income  or franchise tax purposes, (ii) be deemed to cause a sale or exchange of the Notes for purposes of Section 1001 of the Code (unless no gain or loss would be recognized on such deemed sale or exchange for U.S. federal or State income or franchise tax purposes) or (iii) cause the Issuer, the Titling Companies  or any portion of any of them to be taxable as an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes (except, in the case of any Titling Company, to the extent of any part of such Titling Company that is intended to be characterized as an association of U.S. federal income tax purposes).  The Indenture Administrator will not direct the Owner Trustee to take action that would violate this Section 5.9.

Section 5.10.                          Audits of the Owner Trustee.  The Owner Trustee agrees that, with reasonable prior notice, it will permit any authorized representative of the Servicer or the Indenture Administrator, during the Owner Trustee’s normal business hours, to examine and audit the books of account, records, reports and other documents and materials of the Owner Trustee relating to (a) the performance of the Owner Trustee’s obligations under this Agreement, (b) any payments of fees and expenses of the Owner Trustee in connection with such performance and (c) any claim made by the Owner Trustee under this Agreement.  In addition, the Owner Trustee will permit such representatives to make copies and extracts of any such books and records and to discuss the same with the Owner Trustee’s officers and employees.  Each of the Servicer and the Indenture Administrator will, and will cause its authorized representatives to, hold in confidence all such information except to the extent disclosure may be required by law (and all reasonable applications for confidential treatment are unavailing) and except to the extent that the Servicer or the Indenture Administrator, as the case may be, may reasonably determine that such disclosure is consistent with its obligations under this Agreement.  The Owner Trustee will maintain all such pertinent books, records, reports and other documents and materials for a period of two years after the termination of its obligations under this Agreement.

Section 5.11.                          Furnishing of Documents.  Upon request from the holder of the Residual Interest, the Owner Trustee will furnish to such holder copies of all reports, notices, requests, demands, certificates, financial statements and any other instruments furnished to the Owner Trustee under the 2013-A Basic Documents.

Section 5.12.                          Sarbanes-Oxley Act.  Notwithstanding anything to the contrary in any 2013-A Basic Documents, the Owner Trustee will not be required to execute, deliver or certify on behalf of the Issuer, the Servicer, the Depositor or any other Person any filings, certificates, affidavits or other instruments required by the Securities and Exchange Commission or required under the Sarbanes-Oxley Act of 2002.  However, any entity executing, delivering or certifying such filings, certificates, affidavits or other instruments required by the Securities and Exchange Commission or required under the Sarbanes-Oxley Act of 2002 on behalf of the Issuer may request, at its option, such subcertifications, including any assessments of compliance required from the Owner Trustee as it may deem necessary to provide such certifications and the Owner Trustee will reasonably comply with such request.

Section 5.13.                          Maintenance of Licenses.  The Owner Trustee will obtain and maintain any licenses that the Indenture Administrator informs the Owner Trustee are required to be obtained or maintained by the Owner Trustee under the laws of any State in connection with the Owner Trustee’s duties and obligations under the 2013-A Basic Documents.

Section 5.14.                          Covenants for Reporting of Reallocations of Leases and Leased Vehicles due to Breaches of Representations and Warranties.  The Owner Trustee will (a) notify the Sponsor, the Depositor and the Servicer, as soon as practicable and in any event within five Business Days, of all demands or requests received by a Responsible Person of the Owner Trustee (including to the Owner Trustee on behalf of the Issuer) for the removal of any Lease and related Leased Vehicle from the 2013-A Reference Pool and reallocation of such Lease and Leased Vehicle to the Revolving Facility Pool pursuant to Section 3.5 of the Servicing Supplement, (b) promptly upon request by the Sponsor, the Depositor or the Servicer, provide to them any other information reasonably requested to facilitate compliance by them with Rule 15Ga-1 under the Exchange Act, and Items 1104(e) and 1121(c) of Regulation AB and (c) if requested by the Sponsor, the Depositor or the Servicer, provide a written certification no later than fifteen days following the end of any  quarter or  year that the Owner Trustee has not received any repurchase demands for such period, or if repurchase demands have been received during such period, that the Owner Trustee has provided all the information reasonably requested under clause (b) above.  In no event will the Owner Trustee or the Issuer have any responsibility or liability in connection with any filing required to be made by a securitizer under the Exchange Act or Regulation AB.

ARTICLE VI
REGARDING THE OWNER TRUSTEE

Section 6.1.                                 Acceptance of Trusts and Duties.  The Owner Trustee accepts the trusts created by this Agreement and agrees to perform its duties under this Agreement with respect to such trusts but only in accordance with this Agreement.  The Owner Trustee also agrees to distribute all monies actually received by it constituting part of the Trust Property in accordance with the 2013-A Basic Documents.  The Owner Trustee will not be liable under any 2013-A Basic Document under any circumstances, except (i) for its own willful misconduct, bad faith or negligence (except for errors in judgment) or (ii) if any representation or warranty in Section 6.2 is not true and correct as of the 2013-A Closing Date.  In particular, but not by way of limitation (and subject to the exceptions set forth in the preceding sentence):

(a)                                 the Owner Trustee will not be liable with respect to any action taken or omitted to be taken by it in accordance with the instructions of the Noteholders of a majority of the Note Balance of the Controlling Class, the Indenture Trustee, the Depositor, the holder of the Residual Interest, the Indenture Administrator or the Servicer;

(b)                                 no 2013-A Basic Document will require the Owner Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers under any 2013-A Basic Document if the Owner Trustee has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(c)                                  the Owner Trustee will not be liable for indebtedness evidenced by or arising under any of the 2013-A Basic Documents, including the principal of and interest on the Notes or amounts distributable to the holder of the Residual Interest;

(d)                                 the Owner Trustee will not be responsible for (i) the validity or sufficiency of this Agreement, (ii) the due execution of this Agreement by the Depositor, (iii) the form, character, genuineness, sufficiency, value or validity of any of the Trust Property or (iv) the validity or sufficiency of the other 2013-A Basic Documents, the Notes, the 2013-A Exchange Note or any related documents, and the Owner Trustee will in no event assume or incur any liability, duty or obligation to any Noteholder, the Depositor or the holder of the Residual Interest, other than as provided for in the 2013-A Basic Documents;

(e)                                  the Owner Trustee will not be liable for the default or misconduct of the Servicer, the Indenture Administrator, the Depositor, the holder of the Residual Interest or the Indenture Trustee under any of the 2013-A Basic Documents or otherwise and the Owner Trustee will have no obligation or liability to perform the obligations of the Issuer under the 2013-A Basic Documents that are required to be performed by the Indenture Administrator under the Administration Agreement, the Servicer under the Servicing Agreement or the Servicing Supplement or the Indenture Trustee under the Indenture;

(f)                                   the Owner Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Agreement or, at the request, order or direction of the Depositor, to institute, conduct or defend any litigation under this Agreement or in relation to any 2013-A Basic Document or otherwise unless the Depositor has offered to the Owner Trustee reasonable security or indemnity satisfactory to it against the costs, expenses, losses, damages, claims and liabilities that may be incurred by the Owner Trustee.  The right of the Owner Trustee to perform any discretionary act enumerated in any 2013-A Basic Document will not be construed as a duty; and

(g)                                  the Owner Trustee will not be responsible or liable for (i) the legality, validity and enforceability of the 2013-A Exchange Note, (ii) the sufficiency of the Trust Property or the ability of the Trust Property to generate the amounts necessary to make payments to the Noteholders under the Indenture or distributions to the holder of the Residual Interest under this Agreement, (iii) the accuracy of any representation or warranty made under any 2013-A Basic Document (other than the representations and warranties made in Section 6.2) or (iv) any action of the Indenture Trustee, the Indenture Administrator or the Servicer or any subservicer taken in the name of the Owner Trustee.

Section 6.2.                                 Representations and Warranties of the Owner Trustee.  The Owner Trustee represents and warrants to the Depositor as of the 2013-A Closing Date:

(a)                                 Organization and Qualification.  The Owner Trustee is duly formed and is validly existing as a national banking association under the laws of the United States.  The Owner Trustee is duly qualified as a national banking association and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its properties or the conduct of its activities requires such qualification, license or approval, unless the failure to obtain such qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on the Owner Trustee’s ability to perform its obligations under this Agreement.

(b)                                 Power, Authorization and Enforceability.  The Owner Trustee has the power and authority to execute deliver and perform the terms this Agreement.  The Owner Trustee has authorized the execution, delivery and performance of the terms of this Agreement.  This Agreement is the legal, valid and binding obligation of the Owner Trustee enforceable against the Owner Trustee, except as may be limited by insolvency, bankruptcy, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles.

(c)                                  No Conflicts and No Violation.  The execution and delivery by the Owner Trustee of this Agreement, the consummation by the Owner Trustee of the transactions contemplated by this Agreement and the compliance by the Owner Trustee with this Agreement will not (i) violate any federal or State law, governmental rule or regulation governing the banking or trust powers of the Owner Trustee or any judgment or order binding on it, (ii) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under its charter documents or by-laws or any indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument under which the Owner Trustee is a debtor or guarantor or (iii) violate any law or, to the Owner Trustee’s knowledge, any order, rule, or regulation applicable to the Owner Trustee of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Owner Trustee or its properties, in each case which conflict, breach, default, Lien, or violation would reasonably be expected to have a material adverse effect on the Owner Trustee’s ability to perform its obligations under this Agreement.

(d)                                 No Proceedings.  To the Owner Trustee’s knowledge, there are no proceedings or investigations pending or overtly threatened in writing, before any Governmental Authority having jurisdiction over the Owner Trustee or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by any of the 2013-A Basic Documents or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Owner Trustee’s ability to perform its obligations under, or the validity or enforceability of, this Agreement.

(e)                                  Banking Association.  The Owner Trustee is a banking association satisfying Section 3807(a) of the Delaware Statutory Trust Act and meets the eligibility requirements of Section 9.1(a).

(f)                                   Information Provided by the Owner Trustee.  The information provided by the Owner Trustee in its individual capacity in any certificate delivered by a Responsible Person of the Owner Trustee is true and correct in all material respects.

Section 6.3.                                 Reliance; Advice of Counsel.

(a)                                 The Owner Trustee may rely upon, will be protected in relying upon and will incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document believed by it to be genuine that appears on its face to be properly executed and signed by the proper party or parties.  The Owner Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.  As to any fact or matter the method of the determination of which is not specifically prescribed in this Agreement, the Owner Trustee may for all purposes of this Agreement rely on a certificate, signed by the president or any vice president or by the treasurer or other Responsible Persons of the relevant party, as to such fact or matter and such certificate will constitute full protection to the Owner Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(b)                                 In the exercise or administration of the trusts under this Agreement and in the performance of its duties and obligations under the 2013-A Basic Documents, the Owner Trustee (i) may act directly or through its agents or attorneys pursuant to agreements entered into with any of them and will not be liable for the conduct or misconduct of such agents or attorneys if the Owner Trustee selects such agents or attorneys with reasonable care and (ii) may consult with counsel, accountants and other skilled Persons whom the Owner Trustee selects with reasonable care and employs.  The Owner Trustee will not be liable for anything it does, suffers or omits to do in good faith in accordance with the written opinion or advice of any such counsel, accountants or other such Persons that is not contrary to any 2013-A Basic Document.

Section 6.4.                                 Not Acting in Individual Capacity.  Except as provided in this Article VI, in accepting the trusts created by this Agreement, U.S. Bank Trust National Association acts solely as Owner Trustee under this Agreement and not in its individual capacity.  All Persons having any claim against the Owner Trustee by reason of the transactions contemplated by any 2013-A Basic Document will look only to the Trust Property for payment or satisfaction thereof.  However, the Owner Trustee will be responsible for any breach of its representations and warranties made in Section 6.2.

Section 6.5.                                 U.S. Bank Trust National Association May Own Notes.  U.S. Bank Trust National Association, in its individual or any other capacity, may become the owner or pledgee of Notes and may deal with the Depositor, the holder of the Residual Interest, the Servicer, the Indenture Administrator and the Indenture Trustee in banking transactions with the same rights as it would have if it were not the Owner Trustee.

Section 6.6.                                 Duty to Update Disclosure.  The Owner Trustee will notify and provide information, and certify such information in an Officer’s Certificate, to the Depositor upon any event or condition relating to the Owner Trustee or actions taken by the Owner Trustee that (A) (i) is required to be disclosed by the Depositor under Item 2 (the institution of, material developments in, or termination of legal proceedings against U.S. Bank Trust National Association that are material to Noteholders) of Form 10-D under the Exchange Act within five days of such occurrence or (ii) the Depositor reasonably requests of the Owner Trustee that the Depositor, in good faith, believes is necessary to comply with Regulation AB within five days of request or (B) (i) is required to be disclosed under Item 6.02 (resignation, removal, replacement or substitution of U.S. Bank Trust National Association as Owner Trustee) of Form 8-K under the Exchange Act within two days of a Responsible Person of the Owner Trustee becoming aware of such occurrence or (ii) causes the information provided by the Owner Trustee in any certificate delivered by a Responsible Person of the Owner Trustee to be untrue or incorrect in any material respect or is necessary to make the statements provided by the Owner Trustee in light of the circumstances in which they were made not misleading within five days of a Responsible Person of the Owner Trustee becoming aware thereof.  The obligations of the Owner Trustee to provide such information with respect to the period during which it served as Owner Trustee will survive the resignation or removal of the Owner Trustee under the Agreement.

ARTICLE VII
COMPENSATION AND INDEMNIFICATION OF THE OWNER TRUSTEE; ORGANIZATIONAL EXPENSES

Section 7.1.                                 Owner Trustee’s Fees and Expenses.  The Issuer will, or will cause the Indenture Administrator to, pay the Owner Trustee as compensation for its services under this Agreement, such fees as have been separately agreed upon by the Indenture Administrator and the Owner Trustee.  The Issuer will reimburse the Owner Trustee for all reasonable out-of-pocket expenses incurred or made by the Owner Trustee in performing its rights and duties under this Agreement, including the reasonable compensation, expenses and disbursements of the Owner Trustee’s agents, counsel, accountants and experts, but excluding any expenses incurred by the Owner Trustee through the Owner Trustee’s own willful misconduct, bad faith or negligence (other than errors in judgment).

Section 7.2.                                 Indemnification of the Owner Trustee.

(a)                                 The Depositor will, or will cause the Indenture Administrator to, indemnify, defend and hold harmless the Owner Trustee, and its respective officers, directors, employees and agents, from and against any and all costs, expenses, losses, damages, claims and liabilities (including the reasonable compensation, expenses and disbursements of the Owner Trustee’s agents, counsel, accountants and experts) incurred by it in connection with the administration of and the performance of its duties under this Agreement, including the costs and expenses of defending itself against any loss, damage, claim or liability incurred by it in connection with the exercise or performance of any of its powers or duties under the Indenture, but excluding any cost, expense, loss, damage, claim or liability (i) incurred by the Owner Trustee through the Owner Trustee’s own willful misconduct, bad faith or negligence (other than errors in judgment) or (ii) arising from the inaccuracy of any representation or warranty contained in Section 6.2.

(b)                                 Promptly upon receipt by the Owner Trustee, or any of its officers, directors, employees and agents (each, an “Indemnified Person”), of notice of the commencement of any Proceeding against any such Indemnified Person, such Indemnified Person will, if a claim in respect of such Proceeding is to be made under Section 7.2(a), notify the Depositor and the Indenture Administrator of the commencement of such Proceeding.  The Depositor, or, if the Depositor so causes, the Indenture Administrator, may participate in and assume the defense and settlement of any such Proceeding at its expense, and no settlement of such Proceeding may be made without the approval of the Depositor or the Indenture Administrator, as applicable, and such Indemnified Person, which approvals will not be unreasonably withheld, delayed or conditioned.  After notice from the Depositor or the Indenture Administrator, as applicable, to the Indemnified Person of the intention of the Depositor or the Indenture Administrator, as applicable, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person, and so long as the Depositor or the Indenture Administrator, as applicable, so assumes the defense of such Proceeding in a manner reasonably satisfactory to the Indemnified Person, neither the Depositor nor the Indenture Administrator will be liable for any legal expenses of counsel to the Indemnified Person unless there is a conflict between the interests of the Depositor or the Indenture Administrator, as applicable, on one hand, and an Indemnified Person, on the other hand, in which case the Depositor, or, if Depositor so causes, the Indenture Administrator, will pay for the separate counsel to the Indemnified Person.

(c)                                  The Depositor’s obligations under this Section 7.2 are obligations solely of the Depositor and do not constitute a claim against the Depositor to the extent that the Depositor does not have funds sufficient to make payment of such obligations.  The Owner Trustee, by entering into or accepting this Agreement, acknowledges and agrees that it has no right, title or interest in or to the Other Assets of the Depositor.  Notwithstanding the preceding sentence, if the Owner Trustee either (i) asserts an interest or claim to, or benefit from, the Other Assets or (ii) is deemed to have any such interest, claim to, or benefit in or from the Other Assets, whether by operation of law, legal process, pursuant to insolvency laws or otherwise (including by virtue of Section 1111(b) of the Bankruptcy Code), then the Owner Trustee further acknowledges and agrees that any such interest, claim or benefit in or from the Other Assets is expressly subordinated to the indefeasible payment in full of the other obligations and liabilities, which, under the relevant documents relating to the securitization or conveyance of such Other Assets, are entitled to be paid from, entitled to the benefits of, or otherwise secured by such Other Assets (whether or not any such entitlement or security interest is legally perfected or otherwise entitled to a priority of distributions or application under applicable law, including insolvency laws, and whether or not asserted against the Depositor), including the payment of post-petition interest on such other obligations and liabilities.  This subordination agreement is deemed a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.  The Owner Trustee further acknowledges and agrees that no adequate remedy at law exists for a breach of this Section 7.2(c) and this Section 7.2(c) may be enforced by an action for specific performance.  This Section 7.2(c) is for the third party benefit of the holders of such other obligations and liabilities and will survive the termination of this Agreement.

Section 7.3.                                 Organizational Expenses of the Issuer.  The Depositor will, or will cause the Indenture Administrator to, pay the organizational expenses of the Issuer as they may arise or, upon the request of the Owner Trustee, the Depositor will, or will cause the Indenture Administrator to, promptly reimburse the Owner Trustee for any such expenses paid by the Owner Trustee.

Section 7.4.                                 Certain Expenses of the Indenture Trustee and the Owner Trustee.  The Depositor will reimburse (a) the Indenture Trustee and any successor Indenture Trustee for any expenses associated with the replacement of the Indenture Trustee pursuant to Section 6.8 of the Indenture and (b) the Owner Trustee and any successor Owner Trustee for any expenses associated with the replacement of the Owner Trustee pursuant to Section 9.2 of this Agreement, in each case, to the extent such amounts have not been otherwise paid pursuant to Section 8.2 of the Indenture.

ARTICLE VIII
TERMINATION

Section 8.1.                                 Termination of Trust Agreement.

(a)                                 This Agreement (other than the provisions of Article VII) will terminate and be of no further force or effect and the Issuer will terminate, wind up and dissolve, upon the earlier to occur of (i) the redemption of the 2013-A Exchange Note (following the termination of the last remaining Lease included in the 2013-A Reference Pool and the disposition of all remaining Leased Vehicles) or (ii) the payment to the Noteholders and any other holders of securities issued under any supplemental indentures or amendments to this Agreement, the Indenture Trustee and the Owner Trustee of all amounts required to be paid to them pursuant to the Indenture, the Servicing Agreement, the Servicing Supplement and Article IV.  Any Insolvency Event, liquidation or dissolution with respect to the Depositor will not (A) operate to terminate this Agreement or the Issuer, (B) entitle the Depositor’s legal representatives to claim an accounting or to take any action or proceeding in any court for a partition or winding up of all or any part of the Issuer or the Trust Property or (C) otherwise affect the rights, obligations and liabilities of the parties to this Agreement.  Upon dissolution of the Issuer, the Owner Trustee will wind up the activities and affairs of the Issuer as required by Section 3808 of the Delaware Statutory Trust Act.

(b)                                 The Depositor may not revoke or terminate the Issuer, unless it is the holder of 100% of the Residual Interest and in accordance with Section 8.1(a).

(c)                                  Upon termination of the Issuer, any remaining Trust Property will be distributed to the holder of the Residual Interest, and the Owner Trustee will cause the Certificate of Trust to be cancelled by preparing, executing and filing a certificate of cancellation with the Secretary of State of the State of Delaware in accordance with Section 3810(c) of the  Delaware Statutory Trust Act or as otherwise required by the Delaware Statutory Trust Act.  Upon the filing of such certificate of cancellation, the Owner Trustee’s services under this Agreement will simultaneously terminate.  The Owner Trustee will deliver a file-stamped copy of such certificate of cancellation to the Indenture Administrator promptly upon such document becoming available following such filing.

ARTICLE IX
SUCCESSOR OWNER TRUSTEES AND ADDITIONAL OWNER TRUSTEES

Section 9.1.                                 Eligibility Requirements for the Owner Trustee.

(a)                                 The Owner Trustee must (i) be authorized to exercise corporate trust powers, (ii) have a combined capital and surplus of at least $50,000,000 and be subject to supervision or examination by federal or State authorities and (iii) have (or have a parent that has) a long-term debt rating of investment grade by each of the Rating Agencies or be otherwise acceptable to the Rating Agencies.  If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then for the purpose of this

Section 9.1, the combined capital and surplus of such corporation will be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  If the Owner Trustee ceases to be eligible in accordance with this Section 9.1, it must resign immediately in the manner and with the effect specified in Section 9.2.  The Owner Trustee will promptly notify the Depositor and the Indenture Administrator if it ceases to satisfy the requirements of this Section 9.1.

(b)                                 The Owner Trustee must satisfy Section 3807(a) of the Delaware Statutory Trust Act.

Section 9.2.                                 Resignation or Removal of the Owner Trustee.

(a)                                 The Owner Trustee may resign and be discharged from the trusts created by this Agreement by giving notice to the Depositor and the Indenture Administrator.

(b)                                 The Indenture Administrator may remove the Owner Trustee upon notice to the Owner Trustee and will remove the Owner Trustee if:

(i)                                     the Owner Trustee ceases to be eligible in accordance with Section 9.1;

(ii)                                  the Owner Trustee is legally unable to act; or

(iii)                               an Insolvency Event with respect to the Owner Trustee has occurred and is continuing.

(c)                                  If the Owner Trustee resigns or the Indenture Administrator removes the Owner Trustee, the Indenture Administrator will promptly (i) appoint a successor Owner Trustee, by written instrument, in duplicate and (ii) deliver one copy of such instrument to the outgoing Owner Trustee and one copy to the successor Owner Trustee.  The Owner Trustee will be entitled to payment through the date of its resignation or removal from distributions made under Section 8.2 of the Indenture.  If no successor Owner Trustee is appointed and has accepted such appointment within 30 days after the Indenture Administrator’s receipt of notice of resignation or removal of the Owner Trustee, the outgoing Owner Trustee may petition any court of competent jurisdiction for the appointment of a successor Owner Trustee.  The right to appoint or to petition for the appointment of any such successor Owner Trustee does not relieve the outgoing Owner Trustee from any obligations otherwise imposed on it under the 2013-A Basic Documents until the appointment of the successor Owner Trustee has become effective.

(d)                                 No resignation or removal of the Owner Trustee and appointment of a successor Owner Trustee pursuant to this Section 9.2 will become effective until (i) the successor Owner Trustee accepts its appointment as the Owner Trustee pursuant to Section 9.3(a) and (ii) the successor Owner Trustee files the certificate of amendment to the Certificate of Trust referred to in Section 9.3(d).  The Indenture Administrator will notify the Depositor, the Indenture Trustee and the Rating Agencies of any resignation or removal of the Owner Trustee.

Section 9.3.                                 Successor Owner Trustee.

(a)                                 Any successor Owner Trustee appointed pursuant to Section 9.2 must execute and deliver to the Indenture Administrator and to its predecessor Owner Trustee an instrument accepting such appointment under this Agreement.  Upon the resignation or removal of the predecessor Owner Trustee becoming effective pursuant to Section 9.2(d), such successor Owner Trustee, without any further act, will become fully vested with all the rights, powers, duties, and obligations of its predecessor under this Agreement.  The predecessor Owner Trustee will, upon payment of its fees and expenses, deliver to the successor Owner Trustee all documents and statements and monies held by it under this Agreement, and the Indenture Administrator and the predecessor Owner Trustee will execute and deliver such instruments and do such other things as may reasonably be required to vest and confirm in the successor Owner Trustee all such rights, powers, duties and obligations.

(b)                                 No successor Owner Trustee may accept appointment as provided in this Section 9.3 unless, at the time of such acceptance, such successor Owner Trustee is eligible pursuant to Section 9.1.

(c)                                  Upon the acceptance of appointment by a successor Owner Trustee pursuant to this Section 9.3, the Indenture Administrator will notify the Depositor, the Indenture Trustee, the Noteholders and the Rating Agencies of such successor Owner Trustee.

(d)                                 Any successor Owner Trustee appointed under this Agreement will promptly file a certificate of amendment to the Certificate of Trust with the Secretary of State of the State of Delaware identifying the name and principal place of business of such successor Owner Trustee in the State of Delaware.  The successor Owner Trustee will deliver a file-stamped copy of such certificate of amendment to the Indenture Administrator promptly upon such document becoming available following such filing.

Section 9.4.                                 Merger or Consolidation of the Owner Trustee.  Any Person (a) into which the Owner Trustee may be merged or converted or with which it may be consolidated, (b) resulting from any merger, conversion or consolidation to which the Owner Trustee is a party or (c) succeeding to all or substantially all of the corporate trust business of the Owner Trustee will, provided such Person is eligible pursuant to Section 9.1, be the successor of the Owner Trustee under this Agreement without the execution or filing of any document or any further act (except as required under this Section 9.4); provided, that the Owner Trustee (i) notifies the Issuer (who will notify the Rating Agencies) of such merger or consolidation within 15 Business Days of such event and (ii) files a certificate of amendment to the Certificate of Trust as required by Section 9.3(d).

Section 9.5.                                 Appointment of Separate Trustee or Co-Trustee.

(a)                                 Notwithstanding any other provision of this Agreement, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Property or any Leased Vehicle may be located, the Indenture Administrator and the Owner Trustee acting jointly will have the power and will execute and deliver all instruments to appoint one or more Persons approved by the Owner Trustee to act as a separate trustee or as separate trustees, or as co-trustee, jointly with the Owner Trustee, of all or any part of the Issuer, and to vest in such Person, in such capacity, such title to the Trust Property, or any part thereof, and, subject to this Section 9.5, such powers, duties, obligations, rights and trusts as the Indenture Administrator and the Owner Trustee consider necessary or desirable.  If the Indenture Administrator has not joined in such appointment within 15 Business Days of its receipt of a request so to do, the Owner Trustee will have the power to make such appointment.  No separate trustee or co-trustee under this Agreement will be required to meet the terms of eligibility as a successor trustee pursuant to Section 9.1 and no notice of the appointment of any separate trustee or co-trustee is required.

(b)                                 Each separate trustee and co-trustee will, to the extent permitted by law, be appointed and act subject to the following:

(i)                                     all rights, powers, duties, and obligations conferred or imposed upon the Owner Trustee will be conferred upon and exercised or performed by the Owner Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Owner Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Owner Trustee is incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties, and obligations (including the holding of title to the Trust Property or any portion thereof in any such jurisdiction) may be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Owner Trustee;

(ii)                                  no trustee under this Agreement will be personally liable by reason of any act or omission of any other trustee under this Agreement; and

(iii)                               the Indenture Administrator and the Owner Trustee acting jointly may accept the resignation of or remove any separate trustee or co-trustee.

(c)                                  Any notice, request or other writing given to the Owner Trustee will be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them.  Every instrument appointing any separate trustee or co-trustee must refer to this Agreement and the conditions of this Article IX.  Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, will be vested with the estates or property specified in its instrument of appointment, either jointly with the Owner Trustee or separately, as may be provided in such instrument, subject to this Agreement.  The Owner Trustee will keep a copy of each such instrument in its files and will deliver a copy of each such instrument to the Indenture Administrator.

(d)                                 Any separate trustee or co-trustee may appoint the Owner Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.  If any separate trustee or co-trustee dies, becomes incapable of acting, resigns or is removed, all of its estates, properties, rights, remedies and trusts will vest in and be exercised by the Owner Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 9.6.                                 Compliance with Delaware Statutory Trust Act.  Notwithstanding anything in this Agreement to the contrary, the Issuer must have at least one trustee that meets the requirements of Section 3807(a) of the Delaware Statutory Trust Act.

ARTICLE X
MISCELLANEOUS

Section 10.1.                          Supplements and Amendments.

(a)                                 This Agreement may be amended by the holder of the Residual Interest and the Owner Trustee, with prior notice by the Indenture Administrator to the Rating Agencies, without the consent of any of the Noteholders, for the purpose of curing any ambiguity or correcting or supplementing any provisions in this Agreement inconsistent with any other provision of this Agreement.

(b)                                 This Agreement may be amended by the holder of the Residual Interest and the Owner Trustee, with prior notice by the Indenture Administrator to the Rating Agencies, without the consent of any of the Noteholders, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or issuing securities in exchange for all or a portion of the Residual Interest, subject to the following conditions:

(i)                                     such holder delivers an Officer’s Certificate to the Indenture Trustee and the Owner Trustee to the effect that such amendment will not have a material adverse effect on the Notes; and

(ii)                                  such holder delivers an Opinion of Counsel to the Indenture Trustee and the Owner Trustee to the effect that such amendment will not (A) cause any Note to be deemed sold or exchanged for purposes of Section 1001 of the Code, (B) cause the Issuer or any Titling Company to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (except, in the case of any Titling Company, to the extent of any part of such Titling Company that is intended to be characterized as an association for U.S. federal income tax purposes) or (C) adversely affect the treatment of the Notes as debt for U.S. federal income tax purposes; and

(c)                                  This Agreement also may be amended by the holder of the Residual Interest and the Owner Trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement with prior notice by the Indenture Administrator to the Rating Agencies, subject to the following conditions:

(i)                                     (A) the Indenture Trustee, to the extent that its rights or obligations would be affected by such amendment consents (which consent may not be unreasonably withheld, delayed or conditioned) and (B) the Noteholders of a majority of the Note Balance of each Class of Notes consent to such amendment (with each affected Class voting separately, except that all Noteholders of Class A Notes will vote together as a single class); and

(ii)                                  such holder delivers an Opinion of Counsel to the Indenture Trustee and the Owner Trustee to the effect that such amendment will not (A) cause any Note to be deemed sold or exchanged for purposes of Section 1001 of the Code, (B) cause the Issuer or any Titling Company to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (except, in the case of any Titling Company, to the extent of any part of such Titling Company that is intended to be characterized as an association for U.S. federal income tax purposes) or (C) adversely affect the treatment of the Notes as debt for U.S. federal income tax purposes.

However, no amendment may (A) increase or reduce the amount of, or accelerate or delay the timing of, or change the allocation or priority of, collections of payments on the 2013-A Exchange Note or distributions that are required to be made for the benefit of the Secured Parties or (B) reduce the percentage of the Note Balance of the Notes required to consent to any such amendment, in each case, without the consent of all affected Noteholders.

(d)                                 Promptly after the execution of any such amendment or consent, the Owner Trustee will notify the Indenture Trustee of the substance of such amendment or consent.

(e)                                  If the consent of the Noteholders or the Indenture Trustee is required under this Section 10.1, they do not need to approve the particular form of any proposed amendment or consent so long as their consent approves the substance of the proposed amendment or consent.  The manner of obtaining such consents will be subject to such reasonable requirements as the Owner Trustee may prescribe.

(f)                                   Promptly after the execution of any certificate of amendment to the Certificate of Trust, the Owner Trustee will cause such amendment to be filed with the Secretary of State of the State of Delaware.  The Owner Trustee will deliver a file-stamped copy of such certificate of amendment to the Indenture Administrator promptly upon such document becoming available following such filing.

(g)                                  Before the execution of any amendment to this Agreement or certificate of amendment to the Certificate of Trust, the Owner Trustee will be entitled to receive and rely upon an Opinion of Counsel delivered by the holder of the Residual Interest to the effect that the execution of such amendment or certificate of amendment, as applicable, is authorized or permitted by this Agreement.  The Owner Trustee may enter into any such amendment or certificate of amendment that affects the Owner Trustee’s own rights, duties or immunities under this Agreement or otherwise.

(h)                                 In connection with the execution of any amendment to this Agreement or any amendment to any other agreement to which the Issuer is a party, the Owner Trustee will be entitled to receive and rely upon an Opinion of Counsel delivered by the holder of the Residual Interest to the effect that such amendment is authorized or permitted by the 2013-A Basic Documents and that all conditions precedent in the 2013-A Basic Documents for the execution and delivery thereof by the Issuer or the Owner Trustee, as the case may be, have been satisfied.

Section 10.2.                          No Legal Title to Trust Property in the Holder of the Residual Interest.  The holder of the Residual Interest has no legal title to any part of the Trust Property.  The holder of the Residual Interest is entitled to receive distributions with respect to its Residual Interest only in accordance with Article VIII of the Indenture.  No transfer, by operation of law or otherwise, of any right, title, or interest of the Depositor to and in the Residual Interest in the Trust Property will operate to terminate this Agreement or the trusts under this Agreement or entitle any transferee to an accounting or to the transfer to it of legal title to any part of the Trust Property.

Section 10.3.                          Limitation on Rights of Others.  Except for Sections 2.6, 7.2 and 10.1, this Agreement is solely for the benefit of the Owner Trustee, the Depositor, the Indenture Administrator, the Servicer, the holder of the Residual Interest and, to the extent provided in this Agreement, the Indenture Trustee and the Secured Parties, and nothing in this Agreement (other than Section 2.6), whether express or implied, will be construed to give to any other Person any legal or equitable right, remedy or claim in the Trust Property or under or in respect of this Agreement or any covenants, conditions or provisions contained in this Agreement.

Section 10.4.                          Notices.

(a)                                 All notices, requests, demands, consents, waivers or other communications to or from the parties to this Agreement must be in writing and will be deemed to have been given and made:

(i)                                     upon delivery or, in the case of a letter mailed by registered first class mail, postage prepaid, three days after deposit in the mail;

(ii)                                  in the case of a fax, when receipt is confirmed by telephone, reply email or reply fax from the recipient;

(iii)                               in the case of an email, when receipt is confirmed by telephone or reply email from the recipient; and

(iv)                              in the case of an electronic posting to a password-protected website to which the recipient has been provided access, upon delivery (without the requirement of confirmation of receipt) of an email to such recipient stating that such electronic posting has occurred.

Any such notice, request, demand, consent or other communication must be delivered or addressed as set forth on Schedule A to the Indenture or at such other address as any party may designate by notice to the other parties.

(b)                                 Notices to the Owner Trustee will be addressed to its Corporate Trust Office or to such other address designated by the Owner Trustee by notice to the Depositor.

(c)                                  Any notice required or permitted to be mailed to a Noteholder (i) in the case of Definitive Notes, must be sent by overnight delivery, mailed by registered first class mail, postage prepaid, or sent by fax, to the address of such Person as shown in the Note Register or (ii) in the case of Book-Entry Notes, must be delivered pursuant to the applicable procedures of the Clearing Agency.  Any notice so mailed within the time prescribed in this Agreement will be conclusively presumed to have been properly given, whether or not the Noteholder receives such notice.

Section 10.5.                          GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 10.6.                          WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 10.7.                          Severability.  If any of the covenants, agreements or terms of this Agreement is held invalid, illegal or unenforceable, then it will be deemed severable from the remaining covenants, agreements or terms of this Agreement and will in no way affect the validity, legality or enforceability of the remaining Agreement or of the Notes or the rights of the Noteholders.

Section 10.8.                          Counterparts.  This Agreement may be executed in any number of counterparts.  Each counterpart will be an original, and all counterparts will together constitute one and the same instrument.

Section 10.9.                          Headings.  The headings in this Agreement are included for convenience only and will not affect the meaning or interpretation of this Agreement.

Section 10.10.                   No Petition.  Each party to this Agreement covenants that for a period of one year and one day (or, if longer, any applicable preference period) after the payment in full of the Notes, all Exchange Notes, and all distributions to all Holders of Certificates and all holders of any other Securities (as defined in the related Titling Company Agreement) the payments on which are derived in any material part from amounts received with respect to any Titling Company Assets (as defined in the applicable Titling Company Agreements), it will not institute against, or join any Person in instituting against, the Issuer, the Depositor, any Holding Company, any Titling Company, or the Holders of the Collateral Specified Interest Certificates any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to the 2013-A Exchange Note, the Notes, this Agreement or any of the other 2013-A Basic Documents and agrees it will not cooperate with or encourage others to file a bankruptcy petition against the Issuer, the Depositor, any Holding Company, any Titling Company or the Holders of the Collateral Specified Interest Certificates during the same period. This Section 10.10 will survive the resignation or removal of the Owner Trustee under this Agreement and the termination of this Agreement.

Section 10.11.                   Rights Limited to 2013-A Exchange Note.

(a)                                 Any claim by the Owner Trustee or any other Person pursuant to this Agreement to the extent that any such claim is deemed to arise against any of the Titling Companies or any assets thereof will be limited in recourse to the 2013-A Exchange Note.  In the event that, notwithstanding the preceding sentence, any Noteholders or any other Person having a claim under this Agreement will be deemed to have any claim against the assets of any Titling

Company other than the 2013-A Exchange Note, such claim will be subordinate to the payment in full, including post-petition interest, of the claims of the Lender and to the holder of (i) all other Exchange Notes and (ii) in the case of assets allocated to a Specified Interest other than the Collateral Specified Interest, all other asset-backed securities, the payments on which are derived primarily from collections on designated assets of the Borrowers and all related hedging arrangements.  This subordination agreement is deemed a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.  The Owner Trustee and the Depositor each further acknowledges and agrees that no adequate remedy at law exists for a breach of this Section 10.11 and this Section 10.11 may be enforced by any action for specific performance.

(b)                                 The Owner Trustee and each other Person having rights under this Agreement by accepting the benefits hereof irrevocably makes the election afforded to secured creditors by Section 1111(b)(1)(A)(i) of the Bankruptcy Code to receive the treatment afforded by Section 1111(b)(2) of the Bankruptcy Code with respect to any secured claim that such Person may have at any time against any Titling Company or against any Exchange Note of any Titling Company other than the 2013-A Exchange Note.

(c)                                  This Section 10.11 is for the third party benefit of the holders, pledgees or other beneficiaries of any securities or parties to or other beneficiaries of any agreement, contract or other written obligation of the type referred to in clause (ii) of Section 10.11(a), which relates to any Exchange Note other than the 2013-A Exchange Note and will survive the termination of this Agreement.

Section 10.12.                   Limited Recourse.  The Owner Trustee agrees that any claim that the Owner Trustee may seek to enforce against the Depositor is limited to the 2013-A Exchange Note of the Depositor only and does not represent a claim against the assets of the Depositor as a whole or any assets other than the assets related to the 2013-A Exchange Note of the Depositor.

Section 10.13.                   Subordination.

(a)                                 The Owner Trustee agrees that any claim that the Owner Trustee may seek to enforce at any time against any assets of the Depositor other than the assets related to the 2013-A Exchange Note of the Depositor will be subordinate to the payment in full of all other claims with respect to such other assets.  However, this Section 10.13(a) will not limit, subordinate or otherwise modify any claims against the Depositor with respect to any right to indemnification, commitment to repurchase or other obligation of Depositor relating to:

(i)                                     any assets related to the 2013-A Exchange Note or the 2013-A Reference Pool,

(ii)                                  any related credit enhancement,

(iii)                               any transactions entered into in connection with the assets related to the 2013-A Exchange Note (or the beneficial interest therein),

(iv)                              any administrative services performed in connection with the 2013-A Exchange Note,

(v)                                 any servicing obligation  or

(vi)                              any obligation to any Person acting as trustee, registrar or administrator (including as Titling Company Registrar, owner trustee or indenture trustee).

(b)                                 The Owner Trustee irrevocably makes the election afforded to secured creditors by Section 1111(b)(1)(A)(i) of the Bankruptcy Code to receive the treatment afforded by Section 1111(b)(2) of the Bankruptcy Code with respect to any secured claim that the Owner Trustee may have against any assets of the Depositor other than assets related to the 2013-A Exchange Note of the Depositor.

(c)                                  The parties to this Agreement intend that Sections 10.13(a) and (b) constitute an enforceable subordination agreement under Section 510(a) of the Bankruptcy Code.

[Remainder of Page Intentionally Left Blank]

EXECUTED BY:

FORD CREDIT AUTO LEASE TWO LLC,
as Depositor

	By:	/s/ Susan J. Thomas
Name: Susan J. Thomas
Title: Secretary

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Owner Trustee

	By:	/s/ Annette Morgan
Name: Annette Morgan
Title: Assistant Vice President

[Signature Page to Amended and Restated Trust Agreement]

Exhibit A

Form of Certificate of Trust of
Ford Credit Auto Lease Trust 2013-A

This Certificate of Trust of FORD CREDIT AUTO LEASE TRUST 2013-A (the “Trust”) is being duly executed and filed by U.S. Bank Trust National Association, a national banking association, as owner trustee (the “Owner Trustee”), to form a statutory trust under the Delaware Statutory Trust Act (12 Delaware Code, § 3801 et seq.) (the “Act”).

1.                                      Name.  The name of the statutory trust formed hereby is “Ford Credit Auto Lease Trust 2013-A”.

2.                                      Owner Trustee.  The name and business address of the sole trustee of the Trust in the State of Delaware is U.S. Bank Trust National Association, Corporate Trust Services, 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801.

3.                                      Effective Date. This Certificate of Trust will be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

U.S. BANK TRUST NATIONAL ASSOCIATION,
not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

EA-1